UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 28, 2004

Distributed Energy Systems Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-50453	20-0177690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Technology Drive, Wallingford, Connecticut	06492
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 678 - 2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Principal Officer

c).	On September 28, 2004, Distributed Energy Systems Corp., issued a press release announcing the appointment of Mark Murray as President of Proton Energy Systems, Inc. The text of a press release announcing the appointment of Mr. Murray is attached as Exhibit 99.1 and is incorporated by reference into this Item.

Mr. Murray is 53 years old and has accepted the position as President of Proton Energy Systems, a subsidiary of Distributed Energy Systems Corp. From 2001 to 2004, Mr. Murray was Vice President of Precision Components and Assemblies for Stanadyne Corporation, a manufacturer of diesel fuel systems and engine components. From 1999 to 2000, Mr. Murray was working as an Independent Consultant for Stanadyne Corporation. In 1999, Mr. Murray was Vice President of Sales for API Motion, a multi-national manufacturer of Motion automation products. Prior to that, Mr. Murray was Executive Vice President of Sales and Marketing for FAG Kugelfischer Georg Schaefer AG, an international manufacturer of precision rolling-element bearings. Mr. Murray has an MBA in International Marketing from the University of Pittsburgh and a Bachelor degree in Mechanical Engineering from the University of Minnesota.

In connection with his employment, Mr. Murray and Proton have entered into an offer letter under which Mr. Murray is to receive compensation including a $195,000 base salary, and an option, vesting over a four year period, to purchase 125,000 shares of the Company’s Common Stock under the Company’s 2003 Stock Incentive Plan at an exercise price of $1.62 per share.

Item 9.01 Financial Statements and Exhibits

The following exhibits are filed with this report:

Exhibit Number	Description
99.1	Registrant’s Press Release dated September 28, 2004 (furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Distributed Energy Systems Corp.
(Registrant)

Date: September 28, 2004	/S/ John A. Glidden
John A. Glidden
Vice President Finance

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
99.1	Registrant’s Press Release dated September 28, 2004 (furnished herewith)